Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports third quarter 2019 financial results

•	Net sales of approximately $3.8 billion, consistent with the prior year and up approximately 2% in constant currencies

•	Record third quarter reported earnings per diluted share from continuing operations of $1.54 and adjusted earnings per diluted share from continuing operations of $1.67

•	Reported earnings per diluted share growth of 2% year-over-year and adjusted earnings per diluted share growth of 15% year-over-year

•	Completed the acquisition of specialty materials manufacturer Dexmet

•
Strong improvement in operating cash flow versus 2018 of about $600 million year-to-date; continued strong financial flexibility with approximately $1.5 billion of cash and short-term investments at quarter-end

PPG today reported third quarter 2019 net sales of approximately $3.8 billion, comparable with the prior year. Net sales in constant currencies were about 2% higher versus the previous year, driven by higher selling prices of 2.6%, and acquisition-related sales, net of divestitures, of more than 2%. Aggregate sales volumes were down nearly 3% versus the prior year. Unfavorable foreign currency translation impacted net sales by approximately 2%, or about $80 million.

Third quarter 2019 reported net income from continuing operations was $366 million, or $1.54 per diluted share. Adjusted net income from continuing operations was $396 million, or $1.67 per diluted share. Adjusted figures exclude after-tax items of $30 million for environmental charges and restructuring-related costs. Third quarter 2018 net income from continuing operations was $368 million, or $1.51 per diluted share. Third quarter 2018 adjusted net income from continuing operations was $353 million, or $1.45 per diluted share. For the third quarter 2019, the reported and adjusted effective tax rates were approximately 23% - higher than the third quarter 2018 reported and adjusted effective tax rates of approximately 18% and 21%, respectively. Detailed reconciliations of the reported to adjusted figures are included below.

“We delivered strong adjusted earnings per share growth of 15% compared to the prior year quarter, as we continue to build momentum and remain focused on operating margin recovery. Strong execution against our cost-savings initiatives and our sixth consecutive quarter with selling price increases of at least 2% aided in our gross profit improvement, as we continue our efforts to offset the significant raw material cost inflation absorbed in the past few years,” said Michael H. McGarry, PPG chairman and chief executive officer. “Our earnings growth came despite notable weakening in industrial production, which was broad - both geographically and by end-use market - and which more significantly impacted our general industrial and automotive OEM coatings businesses. Consistent with our recent quarterly trends, the aerospace coatings and protective and marine coatings businesses posted strong sales growth.

“We made excellent progress executing on our key initiatives, including $20 million of cost savings in the third quarter related to previously announced cost savings programs,” said McGarry. “In addition, we completed the acquisition of Dexmet, a manufacturer of specialty materials for aerospace, automotive and industrial applications. We have completed four acquisitions with combined annual revenues of about $400 million that are benefiting our results this year. We continue to generate strong operating cash flow, with year-to-date cash generation improving by about $600 million in comparison to last year.

“As we look ahead to the fourth quarter, we anticipate global economic growth will remain soft impacting several end-use markets. Many of our customers remain cautious about their ordering patterns and inventory levels. We expect additional margin recovery progress, including the benefit of $20 million of restructuring-related savings year-over-year. We also continue to commercialize innovative products and technologies that provide value to our customers and support incremental sales growth, including our recently announced PPG Envirocron® Extreme Protection Edge powder coating and the PPG MOONWALK™ automated paint mixing system for automotive refinish. Lastly, we ended the quarter with approximately $1.5 billion in cash and cash equivalents, providing us strong flexibility for shareholder value-creating cash deployment.

“We currently expect 2019 full-year adjusted earnings per diluted share to be in the range of $6.17 to $6.27, which is comparable to our July guidance and includes fourth quarter year-over-year growth in constant currencies of about 15% at the mid-point,” McGarry added. “This guidance places our full-year 2019 adjusted earnings-per-share growth at the low-to-mid end of our previously communicated 7% to 10% range, excluding currency translation impacts. We continue to expect full-year sales growth of a low-single-digit percentage, excluding currency translation impacts.”

The company reported the impact from unfavorable currency translation on adjusted earnings per diluted share for the full year is expected to be between 18 and 20 cents.

Third Quarter 2019 Reportable Segment Financial Results

•
Performance Coatings segment third quarter net sales were about $2.3 billion, 1% higher than the prior year. Sales in constant currencies were approximately $75 million higher than the prior year quarter, or about a 3% increase. Acquisition-related sales were approximately $15 million, driven by SEM and Dexmet. Higher selling prices contributed about 3% to sales. Segment volumes were relatively flat. Unfavorable foreign currency translation lowered net sales by about $50 million, or approximately 2%.

Aerospace coatings sales volumes grew by a high-single-digit percentage in the quarter, as growth continued across all major technology platforms. Net sales, excluding the impact of currency and acquisitions (organic sales), for automotive refinish coatings increased by a low-single-digit percentage aided by improved selling prices, which more than offset lower sales volumes stemming from softer collision claim activity. Aggregate organic sales in protective and marine coatings business increased by a mid-single-digit percentage, driven by strong marine coatings sales in Asia and Europe. Year-over-year organic sales in architectural coatings Americas and Asia Pacific increased slightly, with differences by channel and region. In the U.S. and Canada, organic architectural coatings sales grew modestly, led by low-single-digit percentage year-over-year sales growth in the national DIY retail and independent dealer channels. These gains were offset by slightly lower same-store sales in the U.S. and Canada company-owned stores in comparison to strong growth in the prior-year quarter. Organic sales in Latin America grew by a low-single-digit percentage led by higher selling prices. Similarly, architectural coatings EMEA organic sales grew by a low-single-digit percentage also led by higher selling prices.

Segment income for the third quarter was $380 million, up $49 million, or about 15%, year-over-year, including an unfavorable foreign currency translation impact of $7 million. Segment income benefited from higher selling prices, continued cost management and restructuring initiatives.

•
Industrial Coatings segment third quarter net sales were $1.5 billion, down about $15 million, or 1%, versus the prior-year period. Acquisition-related sales were approximately $80 million, driven by Whitford and Hemmelrath. Selling prices increased by about 2%, but were more than offset by the impact of lower aggregate sales volumes of 6% and unfavorable foreign currency translation of about $30 million, or about 2%, versus the prior year.

Automotive OEM coatings sales volumes decreased by a high-single-digit percentage year-over-year driven by lower global automotive industry production rates, including extended and unexpected customer shutdowns during the quarter in multiple regions. Automotive OEM selling prices were higher in each major region. Industrial coatings organic sales decreased by a mid-single-digit percentage versus the prior year, driven by lower sales volumes reflecting broad global industrial production weakness, partly offset by improved selling prices. Packaging coatings organic sales were flat year-over-year.

Segment income for the second quarter was about $205 million, up nearly $40 million, or about 22%, year-over-year, including an unfavorable foreign currency translation impact of $3 million. Segment income benefited from improved selling prices, acquisition-related income and strong cost management, partially offset by the impact of lower sales volumes.

Third quarter corporate expenses were about $45 million and are expected to be $45 to $50 million in the fourth quarter. Net interest expense was lower than the prior year aided by increased operating cash flow in the current year. The higher adjusted tax rate in the third quarter, as compared to the prior year, had an unfavorable impact to adjusted earnings per diluted share of about 5 cents, as discrete tax items were less favorable than in the previous year. The fourth quarter adjusted effective tax rate on continuing operations is expected to be about 24%.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.4 billion in 2018. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, October 17. The company will hold a conference call to review its third quarter 2019 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10135434. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, October 17, beginning at approximately 4:30 p.m. ET, through October 31 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10135434. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, October 17, 2019, through October 15, 2020.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the effectiveness of our internal control over financial reporting, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our amended Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of October 17, 2019, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2019		Third Quarter 2018
	$	EPS	$	EPS
Reported net income from continuing operations	$366	$1.54	$368	$1.51
Environmental remediation charges	16	0.07	—	—
Business restructuring-related costs, net (Note A)	14	0.06	(7)	(0.03)
Costs associated with accounting investigations	—	—	2	0.01
Costs related to customer assortment changes	—	—	3	0.01
Tax benefit related to U.S. Tax Cuts and Jobs Act	—	—	(13)	(0.05)
Adjusted net income from continuing operations, excluding certain items	$396	$1.67	$353	$1.45

	Third Quarter 2019			Third Quarter 2018
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$481	$109	22.7%	$451	$79	17.5%
Environmental remediation charges	21	5	25.2%	—	—	—%
Business restructuring-related costs, net (Note A)	18	4	23.3%	(8)	(1)	18.5%
Costs associated with accounting investigations	—	—	—%	2	—	24.3%
Costs related to customer assortment changes	—	—	—%	4	1	24.3%
Tax benefit related to U.S. Tax Cuts and Jobs Act	—	—	—%	—	13	N/A
Adjusted effective tax rate, continuing operations, excluding certain items	$520	$118	22.7%	$449	$92	20.5%
Note A: Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Net sales	$3,826	$3,817	$11,474	$11,729
Cost of sales, exclusive of depreciation and amortization	2,181	2,253	6,542	6,813
Selling, general and administrative	887	867	2,710	2,718
Research and development, net	107	110	323	336
Depreciation	99	89	276	267
Amortization	34	33	101	103
Interest expense	33	31	99	88
Interest income	(10)	(6)	(23)	(18)
Business restructuring, net	2	(12)	175	71
Other charges, net	12	1	8	—
Income before income taxes	$481	$451	$1,263	$1,351
Income tax expense	109	79	297	270
Income from continuing operations, net of tax	372	372	966	1,081
Income from discontinued operations, net of tax	1	10	3	16
Net income attributable to the controlling and noncontrolling interests	373	382	969	1,097
Less: Net income attributable to noncontrolling interests	(6)	(4)	(18)	(14)
Net income (attributable to PPG)	$367	$378	$951	$1,083

Amounts attributable to PPG:
Income from continuing operations, net of tax	$366	$368	$948	$1,067
Income from discontinued operations, net of tax	1	10	3	16
Net income (attributable to PPG)	$367	$378	$951	$1,083

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.55	$1.52	$4.00	$4.34
Income from discontinued operations, net of tax	—	0.04	0.01	0.07
Net income (attributable to PPG)	$1.55	$1.56	$4.01	$4.41

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.54	$1.51	$3.98	$4.32
Income from discontinued operations, net of tax	—	0.04	0.01	0.06
Net income (attributable to PPG)	$1.54	$1.55	$3.99	$4.38

Average shares outstanding	237.1	242.2	236.9	245.8

Average shares outstanding - assuming dilution	238.5	243.6	238.2	247.3

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2019	2018	2018
Current assets:
Cash and cash equivalents	$1,432	$902	$1,103
Short-term investments	58	61	57
Receivables, net	3,028	2,845	3,217
Inventories	1,860	1,783	1,962
Other current assets	439	370	402
Total current assets	$6,817	$5,961	$6,741

Current liabilities:
Short-term debt and current portion of long-term debt	$639	$651	$15
Accounts payable and accrued liabilities	3,636	3,623	3,806
Current portion of operating lease liabilities	162	—	—
Restructuring reserves	141	99	112
Total current liabilities	$4,578	$4,373	$3,933

Long-term debt	$4,885	$4,365	$5,023

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2019	2018	2018
Operating Working Capital (a)	$2,534	$2,224	$2,593
As a percent of quarter sales, annualized	16.6%	15.3%	17.0%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Net sales
Performance Coatings	$2,313	$2,289	$6,851	$6,947
Industrial Coatings	1,513	1,528	4,623	4,782
Total	$3,826	$3,817	$11,474	$11,729

Segment income
Performance Coatings	$380	$331	$1,102	$1,039
Industrial Coatings	206	169	659	631
Total	$586	$500	$1,761	$1,670

Items not allocated to segments
Corporate	(43)	(26)	(133)	(92)
Legacy (Note A)	—	—	(1)	5
Interest expense, net of interest income	(23)	(25)	(76)	(70)
Environmental remediation charges, net	(21)	—	(61)	(34)
Business restructuring-related costs, net (Note B)	(18)	8	(203)	(80)
Costs associated with accounting investigations	—	(2)	(7)	(11)
Acquisition-related costs	—	—	(17)	—
Impairment of a non-manufacturing asset	—	—	—	(9)
Costs related to customer assortment changes	—	(4)	—	(18)
Legacy legal settlement	—	—	—	(10)
Income before income taxes	$481	$451	$1,263	$1,351

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges and recoveries for legal matters and certain environmental remediation costs, and certain other charges and income which are not associated with PPG's current business portfolio.

Note B:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.

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